UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☒          Soliciting Material Under Rule 14a-12

STEC, INC.
(Name of Registrant as Specified in Its Charter)

BALCH HILL PARTNERS, L.P.
BALCH HILL CAPITAL, LLC
SIMON J. MICHAEL
POTOMAC CAPITAL PARTNERS L.P.
POTOMAC CAPITAL MANAGEMENT, L.L.C.
POTOMAC CAPITAL PARTNERS II, L.P.
POTOMAC CAPITAL MANAGEMENT II, L.L.C.
POTOMAC CAPITAL PARTNERS III, L.P.
POTOMAC CAPITAL MANAGEMENT III, L.L.C.
PAUL J. SOLIT
ERIC SINGER
MARTIN COLOMBATTO
ADAM LEVENTHAL
CLARK MASTERS
MARK SCHWARTZ
DILIP SINGH
BERNARD XAVIER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Balch Hill Partners, L.P., together with the other Participants named herein (collectively, “Balch Hill”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders (the “Annual Meeting”) of STEC, Inc. (the “Company”).  Balch Hill intends to file a proxy statement with the SEC in connection with the Annual Meeting.

Item 1:  On March 18, 2013, Balch Hill issued the following press release:

FOR IMMEDIATE RELEASE

BALCH HILL AND POTOMAC CAPITAL DELIVER OPEN LETTER TO SHAREHOLDERS OF STEC, INC.

Believe STEC Has Tremendous Value but Board and Executive Management Team Must Be Reconstituted for Underlying Value to Be Realized

NEW YORK, New York, March 18, 2013 - Balch Hill Partners, L.P., a Delaware limited partnership, together with its affiliates, and Potomac Capital Partners II, L.P., together with its affiliates, with approximately 9.8% of the outstanding common stock of STEC, Inc., a California corporation (the “Company”), announced today that they have delivered an open letter to shareholders of the Company.

The full text of the letter is included below:

BALCH HILL CAPITAL, LLC 2778 Green Street San Francisco, CA 94123

March 18, 2013

Dear Fellow STEC Shareholders,

Balch Hill Partners, L.P., a Delaware limited partnership (together with its affiliates, “Balch Hill”), Potomac Capital Partners II, L.P. (together with its affiliates, “Potomac”), and their fellow group members, currently own approximately 9.8% of the outstanding common stock of STEC, Inc. (“STEC” or the “Company”).  We believe there is significant value to be realized at STEC, but we do not believe this value will be realized unless the Company’s current Board of Directors (the “Board”) and executive management team are reconstituted.  Accordingly, we have nominated a slate of highly qualified nominees for election to the Board who have a wealth of industry and management experience to guide the Company in addressing market share losses and enhancing shareholder value for all.

STEC HAS TREMENDOUS VALUE TO BE REALIZED

The Company has:

➢	world class enterprise SSD technology and products;

➢	a strong patent portfolio (as of March 8, 2013, STEC owned 48 patents and had 88 additional patent applications pending);

➢
a strong but eroding balance sheet (as of December 31, 2012, STEC had cash and cash equivalents of approximately $158.2 million, or $3.40 per share, approximately $41.8 million in inventories, and no long term debt); and

➢	a state of the art manufacturing facility in Malaysia.

The Company has not capitalized on this value.  Instead, the current Board and executive management team have presided over a massive loss of revenue and market share in the Company’s core OEM enterprise SSD market, even as that market grows strongly.  The Company has also suffered reputational damage caused by the SEC investigation involving trading in the Company’s securities by Manouch Moshayedi, the Company’s Founder, and Mark Moshayedi, the Company’s CEO and President, which ultimately led to an action filed by the SEC against Manouch Moshayedi for insider trading.  In response to the Company’s crisis, we believe the current Board and executive management team have misallocated corporate funds and pursued a misguided business strategy that fails to address the Company’s fundamental leadership issue, resulting in the significant destruction of shareholder value.

POOR CAPITAL ALLOCATION

•
From August 9, 2011 until March 30, 2012, the Company spent approximately $55 million to repurchase 1,546,700 shares of common stock at an average price per share of $9.72 and 4,063,911 shares of common stock at an average price per share of $9.86.  Less than eight months later, the stock closed at a low of $4.07 on the trading day immediately preceding the filing of our initial Schedule 13D on November 16, 2012.

•
In fiscal 2012, STEC recorded approximately $21.8 million of settlement costs and legal fees in excess of its insurance deductible under its director and officer insurance coverage, $15 million of which relates to the settlement of a federal shareholder class action, which is subject to court approval, relating to claims that the Company and certain of its senior officers and directors made materially false or misleading public statements.

•
STEC spent over $66 million in R&D spending for the year ended December 31, 2012, an increase of $12 million more than the year ended December 31, 2011 and an over 68% increase since 2008, but has failed to see commensurate increases in revenue or income.

THE CURRENT BOARD HAS OVERSEEN MASSIVE OPERATING LOSSES

•	Total revenues for the year ended December 31, 2012 are down by over 45% from the year ended December 31, 2011.

•	STEC suffered operating losses of over $103 million for the year ended December 31, 2012, an over 510% decline in operating income from the year earlier.

•	Revenues from sales to STEC’s three largest customers in 2011 declined by more than 65% in the year ended December 31, 2012.

These results are particularly troubling, since according to STEC’s own investor presentation, the SAS SSD market, which is the bulk of STEC revenues, grew significantly from fiscal 2011 to fiscal 2012.

*  Revenues derived from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012

SIGNIFICANT SHAREHOLDER VALUE HAS BEEN DESTROYED

•
STEC’s share price has declined over 60% in the year preceding our initial filing of a Schedule 13D on November 16, 2012 and approximately 70% since the Company first announced, in its Annual Report on Form 10-K for the year ended December 31, 2009, that the SEC had commenced a formal investigation involving trading in the Company’s securities by Manouch and Mark Moshayedi.

•
Based on the Company’s guidance, STEC will post non-GAAP losses of $0.40 to $0.42 per share in the quarter ended March 31, 2013.  This implies a cash burn from operations of over $19 million, and this does not include the likelihood of more significant legal expenditures.  It appears that in order for the Company to breakeven, it would need to generate revenues of $70 million in the first quarter of 2013 or, in other words, grow its revenue by over 200%.  Without immediate action, we do not believe the Company can breakeven for several more quarters.

MANAGEMENT HAS FAILED TO ANTICIPATE MARKET SHARES LOSSES AND IS TRYING TO ADDRESS EROSION WITH A MISGUIDED BUSINESS STRATEGY THAT EVEN THEY ONCE DISMISSED

At the Company’s conference call held on November 8, 2011, Manouch Moshayedi stated,

“Because we continue to invest heavily in our R&D and have plans to introduce new products that are faster, lower priced and more efficient, we expect to have a large market share as we move forward.”

Unfortunately, the Company’s performance shows a different result, as its market share has continued to decline dramatically.

We believe the Company has lost incredible market share in the wake of increasing competition because it has lost the trust of its large storage OEM customers.  Rather than trying to repair its relationships with its large storage OEM customers, the Board and executive management team have decided to go after a broader array of enterprise customers.  Consider Mark Moshayedi’s statements made on the Company’s conference call held on November 6, 2012:

 “Although our latest generation of products, including PCIe accelerator cards, Gen 4 ZeusIOPS and MACH16 SSDs and EnhanceIO software are available at certain of our OEM, channel and enterprise customers, the increasingly competitive environment over the past year and the slower-than-expected uptake of our new products with OEMs have made refocusing our go-to-market strategy a top priority.”

We believe this is a failing strategy.  A strategy that Manouch Moshayedi himself once considered “not a long-term strategy.”  On the Company’s conference call held on November 8, 2011, Manouch Moshayedi stated the following, in response to a question on the Company’s sales strategy and why the Company was not building a direct to customer sales effort:

“First of all, building a distribution channel is not something that can be done overnight. It takes months if not years to build a proper channel out there. But, at the end of the day, this is a product that has to get integrated into an OEM system.

…that type of a sales model that you are talking about, it is very good if you are selling a system, a fully enclosed system, that you go sell it to an end-user, and they just plug it in and it all works. But if you have to sell a component that goes into another system, another OEM system, then it is pretty tough. It is good on a temporary basis, but not a long-term strategy.”

STEC’S BOARD AND EXECUTIVE MANAGEMENT TEAM MUST BE RECONSTITUTED FOR UNDERLYING VALUE TO BE REALIZED

We do not believe the Company can rebuild the trust it has lost with its key customers and shareholders without immediate and meaningful change to the Board and executive management team.  We strongly believe that Manouch Moshayedi’s continued presence at the Company is detrimental to STEC and Mark Moshayedi is too closely aligned with his brother to rebuild the trust that has been lost.

Manouch Moshayedi recently stepped down as Chairman of the Board and CEO pending the resolution of a civil complaint filed against him by the SEC for insider trading.  However, we believe his change in title to Founder and continuation as a director of the Company are cosmetic changes.  Why, for example, did Manouch Moshayedi continue to receive the same salary and benefits following his resignation as Chairman and CEO until both Mark and Manouch Moshayedi decided to reduce their salaries to $1.00 shortly after the filing of our initial Schedule 13D?   Also, rather than appointing an outside candidate as CEO to replace Manouch Moshayedi to energize the business and represent a new direction for the Company, why did the Board appoint Mark Moshayedi, Manouch Moshayedi’s brother, to the role of CEO?  Did the Board believe that Mark Moshayedi was the best candidate for the position?  Was he appointed after a full and robust process to identify the best candidate to lead the Company forward?  We believe the Company’s continuing underperformance clearly indicates that Mark Moshayedi is the wrong man for the job.  Would he really have been appointed to CEO if he had not been the brother of Manouch Moshayedi?

On February 8, 2013, Balch Hill nominated a slate of seven (7) highly-qualified directors for election to the Board at the 2013 annual meeting of shareholders (the “Annual Meeting”).  We nominated seven (7) directors in order to preserve our rights at the Annual Meeting.  Our nominees have the extensive range of relevant operating expertise and quality industry experience necessary to address the difficult challenges currently facing the Company, and are well equipped to both evaluate and execute the strategic steps necessary to improve shareholder value.

Specially, we believe a reconstituted Board with truly independent directors can unlock significant value from the Company by taking the following steps:

•	Replace Mark and Manouch Moshayedi with trusted industry veterans to assist in the reengagement of large OEM customers;

•	Refocus the business on SAS SSD sales to large storage OEM customers;

•	Significantly reduce operating expenses and improve capital allocation;

•	Reevaluate the direction of the Company’s PCI Express, SATA, I/O software, and other business initiatives;

•	Explore all strategic alternatives, including a possible sale of the Company if the Company cannot remain a stand-alone entity.

We do not believe that shareholders can afford to wait any longer under the unchecked leadership of the Moshayedi brothers.  Accordingly, we were engaged for several weeks in good faith negotiations with the Company regarding the composition of the Board.  We believe we were close to a settlement that would result in the immediate resignation of Manouch Moshayedi from all positions with the Company and the appointment of Eric Singer to the Board shortly thereafter.  We also had a verbal agreement with the Company that Mark Moshayedi would step down as a director at the Annual Meeting and as CEO following a search for a new CEO to be headed by a special committee of the Board composed of four (4) independent directors, including Eric Singer.  Unfortunately, the Company was unwilling to reflect their verbal agreement in writing and we were forced to pursue a proxy contest.

As we have stated in the past, we remain willing to engage in meaningful discussions with the Company regarding the composition of the Board in hopes of ultimately reaching a mutually agreeable resolution that will serve the best interests of all shareholders.  However, any proposed resolution must include a reconstituted Board and management team without Manouch or Mark Moshayedi in control.  We believe the time to act is now to avoid the further erosion of shareholder value.

Sincerely,

BALCH HILL PARTNERS, L.P.

By:	Balch Hill Capital, LLC,
its general partner

By:	/s/ Simon J. Michael
	Name:	Simon J. Michael
	Title:	Manager

POTOMAC CAPITAL PARTNERS II, L.P.

By:	Potomac Capital Management II, L.L.C.,
its general partner

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Co-Managing Member

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Balch Hill Partners, L.P., a Delaware limited partnership (“Balch Hill Partnership”), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders of STEC, Inc., a California corporation (the “Company”).

BALCH HILL PARTNERSHIP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL-FREE AT (877) 285-5990 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be Balch Hill Partnership, Balch Hill Capital, LLC, a Delaware limited liability company (“Balch Hill”), Simon J. Michael, (“Mr. Michael” and, together with the Balch Hill Partnership and Balch Hill, the “Balch Hill Entities”), Potomac Capital Partners L.P., a Delaware limited partnership (“PCP I”), Potomac Capital Management, L.L.C., a New York limited liability company (“Potomac Management I”), Potomac Capital Partners II, L.P., a Delaware limited partnership (“PCP II”), Potomac Capital Management II, L.L.C., a Delaware limited liability company (“Potomac Management II”), Potomac Capital Partners III, L.P., a Delaware limited partnership (“PCP III”), Potomac Capital Management III, L.L.C., a Delaware limited liability company (“Potomac Management III”), Paul J. Solit (“Mr. Solit”), Eric Singer (“Mr. Singer” and, together with PCP I, Potomac Management I, PCP II, Potomac Management II, PCP III, Potomac Management III, and Mr. Solit, the “Potomac Entities”), Martin Colombatto, Adam Leventhal, Clark Masters, Mark Schwartz, Dilip Singh, and Bernard Xavier (collectively, the “Participants”).

As of the date hereof, the Participants collectively own an aggregate of 4,574,485 shares of common stock of the Company, consisting of the following: (1) 4,100,000 shares owned directly by the Balch Hill Entities, (2) 408,170 shares owned directly by the Potomac Entities,  (3) 25,000 shares owned directly by Mr. Colombatto, and an additional 4,000 shares of common stock of the Company which are held in a trust for Mr. Colombatto’s child who shares the same household that Mr. Colombatto may be deemed to beneficially own, (4) 2,100 shares owned by Mr. Leventhal, (5) 1,200 shares owned by Mr. Masters, (6) 3,725 shares owned by Mr. Schwartz, (7) 20,000 shares owned by Mr. Singh, and (8) 10,290 shares owned by Mr. Xavier.   Balch Hill is the general partner of, and investment adviser to, the Balch Hill Partnership.  Mr. Michael is the sole manager of Balch Hill.   Potomac Management I is the general partner of PCP I.  Potomac Management II is the general partner of PCP II.  Potomac Management III is the general partner of PCP III.  Mr. Solit is the managing member of Potomac Management I and co-managing member of each of Potomac Management II and Potomac Management III.  Mr. Singer is the co-managing member of each of Potomac Management II and Potomac Management III.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants may be deemed to beneficially own the shares of common stock of the Company owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of common stock except to the extent of his or its pecuniary interest therein.

Contact:

Simon J. Michael
Balch Hill Partners, L.P.
(415) 474-7055

Eric Singer
Potomac Capital Partners II, L.P.
(212) 257-6082

Geoff Sorbello/Charles Garske
Okapi Partners LLC
(212) 297-0720 or (877) 566-1922